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                                                                     EXHIBIT 8.1

                       [SCHIFF HARDIN & WAITE LETTERHEAD]

                                 July 27, 2001

CIB Marine Bancshares, Inc.
N27 W24025 Paul Court
Pewaukee, Wisconsin 53072

     RE:FEDERAL INCOME TAX CONSEQUENCES OF A MERGER OF A NEWLY FORMED
        WHOLLY-OWNED SUBSIDIARY OF CIB MARINE BANCSHARES, INC. WITH AND INTO CITRUS FINANCIAL SERVICES, INC.

Gentlemen:

     You have requested our opinion related to the federal income tax consequences to CIB Marine Bancshares, Inc., a Wisconsin corporation ("CIBM"), Citrus Financial Services, Inc., a Florida corporation ("CFSI"), and CIBM Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of CIBM ("CIBMAC") arising out of the Agreement and Plan of Reorganization, dated as of March 6, 2001, by and among CIBM, CFSI, and Citrus Bank, N.A., a national banking association (the "Reorganization Agreement"), and the Plan of Merger by and among CFSI and CIBMAC, dated March 6, 2001 ("Plan of Merger"). Our conclusions are based upon (i) the facts and assumptions set forth below and
(ii) the written representations made by CIBM to us as of this date (the "CIBM Letter"). Capitalized terms used but not defined in this letter have the meaning given them in the Reorganization Agreement and the Plan of Merger.

     Our opinion does not address the tax consequences of the Merger (as defined below) under state, local or foreign law.

                                     FACTS

     Pursuant to the Reorganization Agreement and the Plan of Merger, CIBMAC shall be merged with and into CFSI in accordance with the applicable provisions of the laws of the State of Florida (the "Merger"). CFSI shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Florida. As a result of the Merger, CIBMAC shall cease to exist and CFSI shall become a direct wholly-owned subsidiary of CIBM.

     In the Merger (i) shares of CFSI Common Stock will be converted into the right to receive a whole number of shares of CIBM Common Stock; and (ii) each share of CIBMAC Common Stock will be converted into one fully paid and nonassessable share of common stock of CFSI. Shareholders of CFSI will receive cash in lieu of fractional interests in shares of CIBM Common Stock incident to the Merger.

                                  ASSUMPTIONS

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement and the Plan of Merger, the CIBM Letter, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein (together, the "Transaction Documents"). In addition, we have assumed with your consent that (i) the Merger will be consummated in accordance with the provisions of the Reorganization Agreement and the Plan of Merger; (ii) the statements concerning the transaction set forth in the Transaction Documents are true, correct and complete and will continue to be true, correct and complete
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CIB Marine Bancshares, Inc.

July 27, 2001

Page  2

at all times; (iii) the representations made to us in the CIBM Letter are true, correct and complete; and (iv) any representations made in the Reorganization Agreement that are "to the best knowledge of" or similarly qualified are correct, in each case without such qualification.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties, we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents. We have not independently investigated or verified any of the foregoing.

                                    OPINION

     The opinions contained in this letter are only expressions of professional judgment regarding the legal matters addressed and are not guarantees that a court would reach any particular result.

     Based on the facts and assumptions set forth above and our examination and review of the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of which this opinion forms a part, and the accompanying exhibits (the "Registration Statement") and the Transaction Documents referred to above, we are of the opinion that:

     (1) The Merger will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and each of CIBM, CFSI and CIBMAC will be "parties" to a reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by CIBM, CFSI or CIBMAC in connection with the Merger.

                                SCOPE OF OPINION

     Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in the facts, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service. Finally, it should be noted that we have expressed no opinion except as specifically set forth herein.

                                    CONSENTS

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus that constitutes part of the Registration Statement.

                                          SCHIFF HARDIN & WAITE


                                          By:     /s/ THOMAS R. WECHTER
                                            ------------------------------------
                                                     Thomas R. Wechter